Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hudson City Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-158297, No. 333-73090, No. 333-95193, No. 333-78969 and No. 333-114536) on Form S-8 of Hudson City Bancorp, Inc. of our reports dated March 2, 2015, with respect to the consolidated statements of financial condition of Hudson City Bancorp, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income , changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Hudson City Bancorp, Inc.

New York, New York

March 2, 2015